Exhibit 10.12
TERMS FOR
2018 NON-QUALIFIED STOCK OPTION (NQSO) GRANTS UNDER THE MERCK & CO., INC. 2010 INCENTIVE STOCK PLAN

This is a summary of the terms applicable to the stock option specified in this document. Different terms may apply to any prior or future stock option.

Grant Type:	NQSO
Option Price:	$XX.XX
Grant Date:	May X, 2018
Expiration Date:	May X, 2028

Vesting Date		Portion that Vests
May X, 2019		First: 33.333%
May X, 2020		Second: 33.333%
May X, 2021		Balance

I.	GENERAL INFORMATION

This stock option becomes exercisable in equal installments (subject to a rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II.

Eligibility: Eligibility for grants is determined under the Merck & Co., Inc. 2010 Incentive Stock Plan for employees of the Company, its subsidiaries, its affiliates or its joint ventures if designated by the Compensation and Benefits Committee of Merck’s Board of Directors, or its delegate (the “Committee”).

Subject to Recoupment: For employees in Band 600 and above, this Stock Option Award will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s policy for Recoupment of Compensation for Compliance Violations, as set forth in Appendix A (as may be amended from time to time).

II.	TERMINATION OF EMPLOYMENT

A.General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire unless exercised before the New York Stock Exchange closes (the “Close of Business”) on the day before the same day of the third month (“Within Three Months”) after the date of the termination (but in no event after the expiration of the Option Period). Close of Business for any day on which the New York Stock Exchange is not open means the close of business prior to that date when the Exchange is open. Where there is no corresponding day of a month, the last day of the month is deemed to be the same day as a later day (e.g., November 28, 29 and 30 all correspond to February 28 in non leap years). If you are rehired by the Company or JV, this option nevertheless will expire unless exercised Within Three Months, or the original Expiration Date if earlier.

B.Retirement. If you retire from service with the Company the portion of this stock option that would have become exercisable according to its original schedule within one year of the date your employment terminates will vest and become exercisable on its applicable Vesting Date and the remainder will expire immediately. Whether already vested on the date your employment terminates or vested as a result of such retirement, this option will expire on the earlier of (a) the day before the fifth anniversary of the termination date or (b) its original Expiration Date. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

C.Involuntary Termination. If your employment is terminated by the Company and the Company determines that such termination was involuntary, including the result of a restructuring or job elimination, but excluding non-performance of your duties and the reasons listed under paragraphs B or D through H, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the one year anniversary of the date your employment ends, but in no event later than the original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

D.Sale. If your employment is terminated and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the following portion of this stock option award will vest and become exercisable immediately upon such termination: one-third if employment terminates on or after the Grant Date but before the first anniversary thereof; and all if employment terminates on or after the first anniversary of the Grant Date. Whether already vested on the date your employment terminates or vested as a result of such sale, this stock option will expire the day before the first anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Committee may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.

F.Death. If your employment terminates as a result of your death, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the day before the second anniversary of your death, even if such date is later than the Original Expiration date. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death). If you die while any portion of this stock option remains outstanding, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, the portion that remains outstanding after such employment termination will become immediately exercisable and will continue to be exercisable until the expiration date prescribed in paragraph B, C, D, G or H as applicable (and at least a year from your death in those jurisdictions where such extension is required by law).

G.Disability. If your employment is terminated and the Company determines that such termination resulted from your inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the day your employment terminates and (b) its original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

H.Change in Control. If the Company involuntarily terminates your employment without Cause before the second anniversary after the closing of a change in control, each unvested Stock Option that is outstanding immediately prior to the change in control will immediately become fully vested and exercisable. All options, including options vested prior to such time, will expire on the day before the fifth anniversary of the termination of your employment following a change in control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, involuntary termination, sale, misconduct, death or disability, as described in paragraphs B, D, E, F and G above or termination prior to a change in control. If this stock option does not remain outstanding following the change in control and is not converted into a successor stock option, then you will be entitled to receive cash for this option in an amount at least equal to the difference between the price paid to stockholders in the change in control and the Option Price of this stock option. A "change in control" has the same meaning that it has under the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).

I.Joint Venture. Employment with a joint venture or other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Company to a JV or from a JV to the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out in paragraphs A through H above apply to this stock option while the option holder is employed by the JV.

III.	TRANSFERABILITY

This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms, by executives who hold or who retired within the prior 12 months from a Section 16 officer position.

IV.	ADMINISTRATION

The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, Incentives hereunder, whether or not such eligible employees are similarly situated.

V.	GRANTS NOT PART OF EMPLOYMENT CONTRACT

Notwithstanding reference to grants of incentives in letters offering employment or in specific employment agreements, incentives do not constitute part of any employment contract between the Company or JV and the grantee, whether the employment contract arises as a matter of agreement or applicable law. The value of any grant or of the proceeds of any exercise of Incentives are not included in calculating compensation for purposes of pension payments, separation pay, termination indemnities or other similar payments due upon termination of employment.

This stock option is subject to the provisions of the 2010 Incentive Stock Plan. For further information regarding your stock options, you may access the Merck Global Long-Term Incentives homepage via http://onemerck.com

Unless you notify the Company in writing that you wish to refuse this grant within 60 days of the Grant Date, you will be deemed to acknowledge that you have read, understood and agree to all of the terms, conditions and provisions of this document and the Merck & Co., Inc. 2010 Incentive Stock Plan. If you wish to reject this grant, you must send your written notice of rejection to the Company at:

Attention: Global Executive Compensation and Benefits Merck & Co., Inc.
2000 Galloping Hill Road, Building K-1 Kenilworth, New Jersey, U.S.A. 07033

Appendix A
Recoupment of Compensation for Compliance Violations

POLICIES AND PROCEDURES
Policy
It is the policy of the Compensation and Benefits Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee with respect to any performance period beginning after December 31, 2013, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Policy Violation relating to the research, development, manufacturing, sales, or marketing of Company products; and b) the Committee concludes that the Material Policy Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

Definitions
1.    “Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non- cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve-month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve- month period or any current or future period.

2.    A “Material Policy Violation” is defined as a material violation of a Company policy relating to the research, development, manufacturing, sales, or marketing of Company products.

3.    An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Policy Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Policy Violation.

4.    “Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the Chief Executive Officer.

2.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.

3.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.

4.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

Delegation to Management for Certain Recoupment Decisions
The Committee hereby delegates to the Chief Executive Officer (who may further delegate as he deems appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Section 16 Officers of the Company. Section 16 Officers are employees of the Company who are subject to Section 16 of the Securities Exchange Act of 1934. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.

Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or
3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non-cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Nothing in this policy shall replace or otherwise limit or affect the Clawback Policy for EIP Awards Upon Significant Restatement of Financial Results and/or the Clawback Policy for PSUs upon Significant Restatement of Financial Results.